UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 25, 2022

Date of Report (date of earliest event reported)

WEWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39419	85-1144904
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

575 Lexington Avenue

New York, NY 10022

(Address of principal executive offices and zip code)

(646) 389-3922

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	WE	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock	WE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2022, the Board of Directors of WeWork Inc. (the “Company”) appointed Andre J. Fernandez as the Company’s new Chief Financial Officer, effective June 10, 2022. Mr. Fernandez, 53, served as Executive Vice President & Chief Financial Officer of NCR Corporation from 2018 to 2020, and as President & Chief Executive Officer of CBS Radio Inc. from 2015 to 2017. Prior to that, Mr. Fernandez spent seven years at Journal Communications Inc. (2008 - 2015), serving in various roles including President & Chief Operating Officer. Mr. Fernandez currently serves on the boards for (1) Givewith, (2) Sachem Acquisition Corp., and (3) Bankroll Club LLC, and previously served as Vice Chairman of the Board of Froedtert Health, and on the boards of directors of both Buffalo Wild Wings Inc. and the National Association of Broadcasters. Also on May 25, 2022, the Company and Benjamin Dunham, the Company’s current Chief Financial Officer, agreed to terminate his employment effective June 9, 2022. In connection with the termination, Mr. Dunham will receive severance as set forth in his employment agreement, effective as of October 1, 2020, with the Company. The termination is not the result of any issues relating to financial disclosures or accounting matters.

Mr. Fernandez will receive an annual base salary of $900,000 and will be eligible to participate in the Company’s benefit and compensation plans. Mr. Fernandez has a target annual cash bonus of 50% of his base salary, provided that his bonus for 2022 will be at least $450,000. In connection with his appointment as Chief Financial Officer, Mr. Fernandez will receive an award of restricted stock units with a nominal value of $3,000,000, which will vest over three years in equal annual installments on July 10, 2023, 2024 and 2025, subject to his continued employment with the Company or one of its majority-owned subsidiaries. In the first quarter of 2023, subject to his continued employment with the Company through the grant date, Mr. Fernandez will receive an award of restricted stock units consistent with the grants made to other Company employees that will vest over three years in equal annual installments in 2024, 2025 and 2026 and have a nominal value of $2,650,000.

Mr. Fernandez’s employment agreement also provides, upon any termination of employment, for payment of any accrued and unpaid base salary, payment for accrued and unused vacation time, and any rights surviving termination of employment under any employee benefit plan or program or compensation arrangement in which he participates. Upon a termination by the Company without cause or by Mr. Fernandez for good reason, the employment agreement provides for (i) 18 months of base salary (or 24 months, if such termination occurs within six months after a change in control of the Company); (ii) 150% of his target bonus (or 200%, if such termination occurs within six months after a change in control of the Company); (iii) any unpaid annual bonus for the calendar year preceding the termination; (iv) acceleration of all time-based vesting conditions of equity awards outstanding on the date of termination; and (v) COBRA reimbursements for 18 months or until he ceases to be eligible for COBRA coverage or becomes eligible for group health insurance coverage through a subsequent employer, whichever is earliest. In the event of a change in control of the Company, all time-based vesting conditions of outstanding equity awards held by Mr. Fernandez on the date of the change in control, excluding any equity awards which include a performance-vesting component, would accelerate.

There are no other arrangements or understandings between Mr. Fernandez and any other person pursuant to which he was appointed to the position of Chief Financial Officer of the Company, and Mr. Fernandez is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Mr. Fernandez and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

Item 7.01 - Regulation FD Disclosure

On May 26, 2022, the Company issued a press release announcing the appointment of Mr. Fernandez, the termination of Mr. Dunham as the Chief Financial Officer of the Company, and the reaffirmation of its second quarter and full year guidance. The full text of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference in this Item 7.01.

The information in this Item 7.01 of this Form 8-K and Exhibit 99.2 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 26, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of May, 2022.

WEWORK INC.

By:	/s/ Jared DeMatteis
Name:	Jared DeMatteis
Title:	Chief Legal Officer